PROSPECTUS SUPPLEMENT DATED MARCH 29, 2000
                       TO PROSPECTUS DATED AUGUST 17, 1999

                               MCI WORLDCOM, INC.

                        3,982,700 SHARES OF COMMON STOCK

         This prospectus supplement should be read in conjunction with the Prospectus dated August 17, 1999 (the "Prospectus") and the Prospectus Supplement dated November 22, 1999 (the "Prospectus Supplement"). The following table supersedes the table on page 4 of the Prospectus setting forth information concerning the selling shareholders.

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling shareholders as of March 28, 2000 before giving effect to the sale of shares of common stock in this offering. The only material relationship between any of the selling shareholders and us or our affiliates in the last three years is a joint venture entity, WorldCom, S.A., that provides telecommunications services in Brussels, Belgium and surrounding areas. We and Coditel, S.A., a selling shareholder, each own fifty percent of WorldCom, S.A. All of the shares owned by each selling shareholder may be offered by such shareholder in this offering. We cannot assure you, however, that any of the selling shareholders will sell any of the shares of our common stock covered by this prospectus. None of the selling shareholders hold one or more percent of the outstanding shares of our common stock.

         The information included in this section is based upon information provided by the selling shareholders.


                                                           Shares Beneficially    Shares Beneficially
                                                           Owned Prior To         Owned After the
Name                                                       the Offering(1)(2)     Offering (1)(2)(3)
----                                                       -------------------    -------------------

Coditel, S.A.                                                1,657,783                      0
Prime VIII, L.P.                                                    14                      0
Allstate Insurance Company                                     590,520                566,772
BancBoston Capital                                              23,827                      0
Board of Regents of the University of Texas System              85,998                 66,936
CIBC Capital Corporation                                        23,455                      0
Coditel U.S. Inc.                                               98,073                      0
CVF, LLC                                                         4,668                      0
Deevy, Brian                                                    17,357                 15,000
Dolan, Charles F.                                                9,336                      0
DLJ Fund Investment Partners II, LP                              6,406                      0
DLJ Private Equity Employees Fund, LP                              585                      0
DLJ Private Equity Partners Fund, LP                            16,460                      0
Fortress Venture Capital II, L.P.                                2,357                      0
GC Investments, LLC                                            105,724                  7,650
Go-Tea '98 Investment Parntership, Ltd.                          2,332                      0
Hunt (Caroline) Trust Estate                                     4,722                      0
LBJ Capital, L.P.                                                2,332                      0
Marchbanks, Gregory S.                                          20,718                  3,600
Merit Life Insurance Company                                     9,382                      0
Myer, Robert L.                                                  2,332                      0
Permanent University Fund of the State of Texas                 76,252                      0
PNC Venture Corp.                                               35,254                      0
Prime II Investments, L.P.                                      15,861                      0
Rosewood Financial, Inc.                                        11,803                      0
Silver Partners                                                 23,827                      0
Sowell Construction Co., Inc.                                    9,433                      0
Toronto Dominion Investments, Inc.                              23,827                      0
(continued)


                                                           Shares Beneficially    Shares Beneficially
                                                           Owned Prior To         Owned After the
Name                                                       the Offering(1)(2)     Offering (1)(2)(3)
----                                                       -------------------    -------------------

Vulcan Ventures Inc.                                            23,827                      0
Prime SKA-I LLC                                                      4                      0
Robert W. Hughes                                                14,504                  3,900
Dean M. Greenwood                                               11,996                      0
William P. Glasgow                                              11,384                      0
Duncan T. Butler, Jr.                                           22,841                      0
Steve Tarr                                                         800                      0
Danny Fennewald                                                  1,900                    300
Renee Pepin                                                        267                      0
Thomson Consumer Electronics, Inc.                             552,595                      0
E.L. Management Services, LLC                                    1,647                      0
Lehman Brothers, Inc. as Pledgee for Mark Greenberg             18,000                      0
Mark Greenberg                                                  63,865                      0
Michael Sherwin                                                 47,784                      0
Lehman Brothers, Inc. as Pledgee for Walter Ferguson            12,000                      0
Walter Ferguson                                                 39,208                      0
Michael P. Haas                                                 37,102                      0
Lehman Brothers, Inc. as Pledgee for Ben Marz                   15,000                      0
Ben Marz                                                        21,402                      0
Ted Williams                                                    20,943                      0
Robert I. Gale, III                                              4,048                      0
Frederick K. Gale                                                4,048                      0
Miriam Gale                                                      1,000                      0
Ronda Stahl                                                     10,485                      0
Lehman Brothers, Inc. as Pledgee for Jamin Patrick              18,000                      0
Jamin Patrick                                                   21,658                      0
Pacific Telesis Group                                          395,130                      0
E.L. Local Management, L.P.                                      1,647                      0
PrimeOne, L.P. as nominee                                       32,928 (4)                  0
Norman Jasper                                                    2,959                      0
James K. Waldo (5)                                              32,520                      0
Almis J. Kuolas (5)                                             21,681                      0
Debbie Jo Severin (5)                                           21,681                      0
Regina A. Friedrich (5)                                         21,681                      0
James K. Baumann (5)                                            21,681                      0
John W. Montgomery (5)                                          21,681                      0
Judith Harris                                                   21,682                      0
Roger P. Conrad (5)                                             21,682                  1,500
Gary Tapia (5)                                                  10,839                      0
Terison L. Gregory (5)                                           5,421                      0
Alan Dale Carstensen (5)                                         5,421                      0
Gary M. Halpenny (5)                                             5,421                      0
David T. Jew (5)                                                 5,421                      0
Kathleen W. Roach (5)                                            5,421                      0
Joseph Craig Howard (5)                                          5,421                      0
William C. Eles Jr. (5) & Cynthia A. Eles                        5,421                      0
Allen Barnes                                                     1,905                      0
Gretchen Ellis                                                     477                      0
Prime II Mangement, Inc.                                       123,261                      0
Karyn Buchanan                                                      30                      0
                                                           -----------              ---------
         TOTAL                                               4,648,358                665,658


(1) These shares represent a 3:2 stock split which took effect on December 31, 1999.

(2) Unless otherwise noted, each person has sole voting and investment power with respect to all shares listed opposite such person's name.

(3) The shares may be offered from time to time by the selling shareholders. The selling shareholders are not obligated to sell all or any portion of their shares, nor are they obligated to sell any of their shares immediately pursuant to this prospectus. Because the selling shareholders may sell all or some of their shares, no estimate can be given as to the amount of common stock actually to be offered for sale by a selling shareholder or as to the amount of common stock that will be held by a selling shareholder upon the termination of this offering.

(4) These shares have been set aside by all of the selling shareholders for Prime One, L.P., as representative of the selling shareholders, to pay certain expenses of the selling shareholders incurred in connection with acquisition of E.L. Acquisition, Inc. by MCI WorldCom.

(5) These individuals became employees of MCI WordCom on July 1, 1999 following the closing of MCI WorldCom's purchase of the stock of E.L. Acquisition, Inc.
